EXHIBIT 99.2

SUBSCRIPTION AGREEMENT

Gondwana Energy Ltd.
Suite 400 - 534 17th Avenue SW
Calgary, AB T2S 0B1

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the "Purchaser") is purchasing ________________ shares of Common Stock of Gondwana Energy Ltd.(the "Company") at a price of $0.05 per Share (the "Subscription Price").

Purchaser hereby confirms the subscription for and purchase of said number of Shares and hereby agrees to pay herewith the Subscription Price for such Shares.

MAKE CHECK PAYABLE TO: GONDWANA ENERGY LTD.

Executed this _____ day of ___________________, 20 .
)
	)		Signature of Purchaser
)
Address of Purchaser

Printed Name of Purchaser

	X	$0.05	= US$
Number of Shares Purchased			Total Subscription Price
Form of Payment:	Cash:_______	Check #: ______________	Other: ________________
GONDWANA ENERGY LTD.
By: ________________________________________
Title: ______________________________________